Exhibit 4.2

UNITED TECHNOLOGIES CORPORATION

Designated Officers’ Certificate

May 22, 2015

We, David R. Whitehouse, Vice President and Treasurer of United Technologies Corporation, a Delaware corporation (the “Company”), and Akhil Johri, Senior Vice President and Chief Financial Officer of the Company, pursuant to authority granted by resolutions (the “Resolutions”) of the Board of Directors of the Company adopted March 11, 2015, approve the Underwriting Agreement, dated May 18, 2015 (the “Underwriting Agreement”), and the Pricing Agreement, dated May 18, 2015 (the “Pricing Agreement”), each between the Company and Deutsche Bank AG, London Branch, HSBC Securities (USA) Inc., J.P. Morgan Securities plc, Merrill Lynch International, BNP Paribas, Citigroup Global Markets Limited, Goldman, Sachs & Co., Barclays Bank PLC, BNY Mellon Capital Markets, LLC, Mitsubishi UFJ Securities International plc, Mizuho International plc, Morgan Stanley & Co. International plc, RBC Europe Limited, Wells Fargo Securities International Limited, Banca IMI S.p.A., Banco Santander, S.A., Commerzbank Aktiengesellschaft, SMBC Nikko Capital Markets Limited, Société Générale, Standard Chartered Bank, The Williams Capital Group, L.P. and UniCredit Bank AG, as Representatives of the Underwriters referred to in the Pricing Agreement, attached hereto as Exhibits A and B, respectively; and authorize the issue and sale on or after the date hereof of the Company’s Securities pursuant to the Amended and Restated Indenture dated as of May 1, 2001, between the Company and The Bank of New York Mellon Trust Company, N.A., successor to The Bank of New York, as Trustee (the “Indenture”), with the following terms:

(a) The Securities hereby being authorized shall be known and designated as 1.250% Notes due 2023 (the “Notes”). The Notes shall be issued only in denominations of €100,000 and in integral multiples of €1,000 in excess thereof.

(b) The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture shall be limited to €750,000,000 (except as noted in Section 301(2) of the Indenture), subject to reopening pursuant to the last sentence of the penultimate paragraph of Section 301 of the Indenture.

(c) The public offering price per Note shall be 99.359% of the principal amount of the Notes. The proceeds to the Company (after deducting the underwriting discounts and commissions but before deducting certain expenses payable by the Company) shall be 98.934% of the aggregate principal amount of the Notes.

(d) The Notes shall be issued as permanent global notes without coupons (each, a “Global Note”), registered in the name of a nominee of, and deposited with, a common depositary for the accounts of Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A/N.V. (“Euroclear”). The Bank of New York Mellon (London Branch) shall initially serve as the Common Depositary for such Global Notes. A Global Note shall be exchangeable for definitive Notes in registered form, bearing interest at the same rate, having the same date of issuance, Stated Maturity and other terms and of differing denominations aggregating a like amount, only if (i) the depositary for any of the Global Notes notifies the Company that it is unwilling or unable to continue as depositary and the Company is unable to find a qualified replacement within 90 days, (ii) the Company in its sole discretion determines that all such Global Notes shall be exchangeable for definitive Notes in registered form or (iii) any event shall have occurred and be continuing which after notice or lapse of time, or both, would become an Event of Default with respect to the Notes. Such definitive Notes shall be registered in the names of the owners of the beneficial interests in such Global Note as provided by the depositary’s relevant participants (as identified by the depositary on whose behalf such Global Note is held). Subject to the foregoing, each Global Note shall not be exchangeable, except for a Global Note of like denomination to be registered in the name of the Common Depositary or its nominee.

(e) The principal of the Notes shall be payable on May 22, 2023, subject to the provisions of the Indenture respecting acceleration.

(f) Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or May 22, 2015 if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. If the date on which a payment of interest or principal on the Notes is scheduled to be paid is not a Business Day, then that interest or principal will be paid on the next succeeding Business Day, and no further interest will accrue as a result of such delay. Interest will be payable annually in arrears on May 22 of each year, at the rate per annum of 1.250%, commencing May 22, 2016, to the Person in whose name such Notes are registered at, if the Notes are in definitive form, the close of business on the preceding May 7 (whether or not a Business Day), or if the Notes are represented by one or more global securities, the close of business on the Business Day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the interest payment date.

(g) The Notes shall be redeemable, in whole or in part, at the option of the Company prior to maturity and shall be redeemable in whole, but not in part, at the option of the Company at any time in the event of certain developments affecting U.S. taxation, in each case as provided in the Prospectus Supplement, a copy of which is attached hereto as Exhibit C (the “Prospectus Supplement”).

(h) The Notes are not subject to any mandatory redemption provision.

(i) The Notes shall not be subject to any sinking fund or analogous provision and shall not be repayable at the option of a Holder thereof prior to maturity.

(j) The provisions of Section 1402 and Section 1403 of the Indenture relating to defeasance and covenant defeasance, respectively, shall apply to the Notes. Pursuant to Section 1404(5) and Section 1404(6) of the Indenture, any such defeasance or covenant defeasance shall be conditioned on receipt of an Opinion of Counsel relating to the federal income tax consequences of such defeasance or covenant defeasance.

(k) The Bank of New York Mellon Trust Company, N.A. will serve as the Trustee and Security Registrar.

(l) The Paying Agent for the Notes will be The Bank of New York Mellon (London Branch). Notwithstanding the foregoing, upon notice to the Trustee, the Company may change the Paying Agent.

(m) The Company will be obligated to pay additional amounts on the Notes as set forth in the Notes (such amounts, the “Additional Amounts”).

(n) Payment of the principal of and premium, if any, and interest on the Notes will be made at the office or agency of the Company maintained for that purpose in the City of London, England, which shall be initially the corporate trust office of The Bank of New York Mellon (London Branch), located at One Canada Square, London E14 5AL; provided, however, that at the option of the Company payment of principal or interest may be made by wire transfer to an account designated by the Person entitled thereto or by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, in either case in same-day funds.

(o) Payments of principal, interest and Additional Amounts, if any, in respect of the Notes will be payable in euro. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control (including the dissolution of the euro) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second Business Day prior to the relevant payment date as determined by the Company in the Company’s sole discretion. Any payment in respect of the Notes so made in U.S. dollars will not constitute an Event of Default under the Notes or the Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

(p) Solely with respect to the Notes, unless otherwise noted

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions are authorized or obligated by law or executive order to be closed in New York City or London and, for any place of payment outside of New York City or London, in such place of payment, and which is a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

(q) The form of the Notes attached hereto as Exhibit D is hereby approved.

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, we have signed our names to this Designated Officers’ Certificate as of the first date written above.

/s/ David R. Whitehouse
Name:	David R. Whitehouse
Title:	Vice President and Treasurer

/s/ Akhil Johri
Name:	Akhil Johri
Title:	Senior Vice President and
Chief Financial Officer

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